UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2015

PARKWAY PROPERTIES, INC.
(Exact name of registrant as specified in its charter)

Maryland	1-11533	74-2123597
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Bank of America Center, 390 North Orange Avenue, Suite 2400, Orlando, Florida 32801
(Address of Principal Executive Offices, including zip code)

(407) 650-0593
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.
On June 26, 2015, Parkway Properties, Inc. (the “Company”) and Parkway Properties LP (the “Borrower”) entered into a Term Loan Agreement (the “Loan Agreement”) with Wells Fargo Bank, National Association (“Wells Fargo”) as Administrative Agent and certain lenders party thereto, providing for a $200 million unsecured term loan facility with a five-year maturity (the “Facility”). The Loan Agreement includes an accordion feature that, subject to obtaining additional loan commitments from lenders and certain other customary conditions, allows for an increase in the amount of the loans under the Loan Agreement to an aggregate principal amount of up to $400 million.
The interest rate applicable to the loans may, at the election of the Company, be determined on the basis of LIBOR or a base rate, in either case, plus an applicable margin. The applicable margin varies based on the credit rating of the Company from either Standard & Poor’s Rating Services or Moody’s Investors Services, Inc., whichever credit rating is higher, and ranges from 0.90% to 1.75% for LIBOR loans and 0% to 0.75% for base rate loans.
The Facility is guaranteed pursuant to a Guaranty Agreement (the “Guaranty”) by the Company. While no subsidiaries of the Borrower are currently required to guaranty the Facility, certain subsidiaries of the Borrower may be required to become guarantors in the future upon the occurrence of certain events, including in circumstances where the credit rating of the Company falls below an investment grade rating. Concurrently with the execution of the Loan Agreement, the subsidiaries of the Borrower who were guarantors of the obligations of the Borrower under the Amended, Restated and Consolidated Credit Agreement entered into on April 1, 2014 by the Company, the Borrower, Wells Fargo, as Administrative Agent and the lenders party thereto (the “Existing Credit Agreement”) were released from their obligations as guarantors under the Existing Credit Agreement pursuant to existing provisions of the Existing Credit Agreement.
The Loan Agreement requires that the Company and the Borrower comply with various covenants substantially similar to those included in the Existing Credit Agreement, including covenants restricting liens, indebtedness, investments, mergers, asset sales and the payment of certain dividends. In addition, the Loan Agreement requires that the Company satisfy certain financial maintenance covenants substantially similar to those included in the Existing Credit Agreement.
      The Loan Agreement includes customary representations and warranties of the Company and the Borrower. The Loan Agreement also includes customary events of default, the occurrence of which, following any applicable grace period, would permit the lenders to, among other things, declare the principal, accrued interest and other obligations of the Borrower under the Loan Agreement to be immediately due and payable.
The foregoing summary of the Loan Agreement and the Guaranty is qualified in its entirety by reference to the Loan Agreement and the Guaranty, copies of which are attached as Exhibits 10.1 and 10.2 hereto, respectively, and incorporated herein by reference.
From time to time, the Company and the Borrower have had customary commercial and/or investment banking relationships with Wells Fargo and/or certain of its affiliates.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure contained in Item 1.01 is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
Exhibit 10.1	Term Loan Agreement dated as of June 26, 2015 by and among Parkway Properties LP, Parkway Properties, Inc., Wells Fargo Bank, National Association as Administrative Agent and the lenders party thereto
Exhibit 10.2	Guaranty dated as of June 26, 2015 by the Company in favor of Wells Fargo Bank, National Association

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 1, 2015                PARKWAY PROPERTIES, INC.

BY:    /s/ Jeremy R. Dorsett
Jeremy R. Dorsett
Executive Vice President and
General Counsel

EXHIBIT INDEX

Exhibit Number	Description
Exhibit 10.1	Term Loan Agreement dated as of June 26, 2015 by and among Parkway Properties LP, Parkway Properties, Inc., Wells Fargo Bank, National Association as Administrative Agent and the lenders party thereto
Exhibit 10.2	Guaranty dated as of June 26, 2015 by the Company in favor of Wells Fargo Bank, National Association